EXHIBIT 99.1

Contacts:	Lisa Gibbons (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494
	cec@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES PRELIMINARY RESULTS OF EXCHANGE OFFER;

CLOSES TRANSACTION WITH RALCORP FOR THE POST CEREALS BUSINESS

Exchange Offer Fully Subscribed and Subject to Pro-Ration

NORTHFIELD, Ill.—August 4, 2008 — Kraft Foods Inc. (NYSE: KFT) today announced the preliminary results of its exchange offer related to the split-off of its Post cereals business and the closing of the merger of its Post cereals business into a subsidiary of Ralcorp Holdings, Inc. (NYSE: RAH).

Based on preliminary estimates of Kraft shares validly tendered and not withdrawn, the exchange offer will be subject to a proration factor of approximately 7.85%.

In this split-off transaction, Kraft shareholders had the option to exchange their shares of Kraft common stock for shares of Cable Holdco, Inc., which prior to the merger with a Ralcorp subsidiary, was a wholly owned subsidiary of Kraft that owned certain assets and liabilities of the Post cereals business. With the completion of the merger of Cable Holdco and a Ralcorp subsidiary, the Cable Holdco common stock was exchanged for shares of Ralcorp common stock on a one-for-one basis. As a result, Kraft shareholders that tendered their Kraft shares as part of the exchange offer now own 0.6606 shares of Ralcorp for each Kraft share exchanged.

Exchange Offer Results

Pursuant to the exchange offer, which expired at 8:00 a.m., New York City time, this morning, Kraft announced that it has accepted 46,119,899 common shares of Kraft for 30,466,805 shares of Cable Holdco.

The exchange agent preliminarily estimates that a total of 581,326,305 Kraft common shares were validly tendered and not withdrawn prior to the expiration of the exchange offer, including 427,128,323 shares tendered pursuant to guaranteed delivery procedures. The total shares tendered include an estimated 533,776 Kraft shares tendered by odd lot shareholders not subject to proration.

Kraft shares tendered but unexchanged due to proration will be returned to tendering shareholders.

Kraft will not be able to determine the final proration factor until the delivery of Kraft shares tendered by guaranteed delivery is completed, which Kraft expects to be the close of business on August 6, 2008. Kraft will publicly announce the final proration factor after it has been determined, which may be different from today’s preliminary estimate.

Because more than 46,119,899 Kraft common shares were tendered, all shares of Cable Holdco common stock owned by Kraft will be exchanged in the offer, and no Cable Holdco shares will be distributed as a pro rata dividend.

Closing of Post Cereal Merger with Ralcorp

In connection with the exchange offer, Kraft also announced the closing of the merger of its Post cereals business into Ralcorp. As part of this transaction, in addition to Kraft shareholders receiving 30,466,805 shares of Ralcorp stock, Kraft also received approximately $960 million of cash-equivalent value.

Kraft will account for the distribution of the Post cereals business as discontinued operations beginning in the third quarter 2008. Kraft expects earnings per diluted share to be adjusted downwards by approximately $0.07 per diluted share on an annual basis as a result of this transaction.

ABOUT KRAFT FOODS INC.

For more than a century, Kraft (www.kraft.com) has offered delicious foods and beverages that fit the way consumers live. Today, we are turning the brands that consumers have lived with for years into brands they can’t live without. Millions of times a day in more than 150 countries, consumers reach for their favorite Kraft brands, including nine with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates; and LU biscuits. Kraft is one of the world’s largest food and beverage companies with annual revenues exceeding $37 billion, more than 100,000 employees and more than 180 manufacturing and processing facilities globally. The company is a member of the Standard & Poor’s 500 index as well as the Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the number of Kraft shares that have been tendered and accepted in the exchange offer; the proration factor; when the delivery of Kraft shares tendered by guaranteed delivery will be completed; the timing for release of final results of the exchange offer; that we intend to account for the distribution of the Post cereals business as discontinued operations beginning in the third quarter 2008; and the effect on earnings per diluted share. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in the forward-looking statements. Such factors include, but are not limited to, a change in the number of shares tendered by Kraft shareholders and failure of Kraft shareholders that tendered by guaranteed delivery to deliver these shares. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statements in this press release.

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